Exhibit 10.1
EXECUTION VERSION
OPTION AGREEMENT
This OPTION AGREEMENT (this “Option Agreement”) is made and entered into as of July 18, 2007 by and between EASTMAN CHEMICAL COMPANY, a Delaware corporation (“Eastman”), and TERRA INDUSTRIES INC., a Maryland corporation (“Terra”). Eastman and Terra are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
A. Eastman and Terra desire to enter into this Option Agreement to grant to Eastman the right to acquire the Assets of Terra’s Beaumont Methanol Complex located in Beaumont, Texas as defined in the Asset Purchase Agreement between the Parties attached hereto as Exhibit A (the “Asset Purchase Agreement”).
B. The Parties have executed the Asset Purchase Agreement which shall be effective upon the exercise of the Option, as defined below.
C. The Parties desire to enter into this Option Agreement to set forth their agreement with respect to the Option, as defined below. Terms used herein and not otherwise defined shall have the meanings set forth in the Asset Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
OPTION TO PURCHASE
1.1 Grant of Option. Terra hereby grants to Eastman an exclusive and irrevocable right and option (the “Option”) to purchase all of the rights, title and interest in the Assets from Terra for the Purchase Price pursuant to the terms and conditions set forth in the Asset Purchase Agreement.
1.2 Term of Option. The Option shall commence on the date hereof and shall expire on October 1, 2007 at 12:00 PM CDT (“Option Term”).
1.3 Exercise of Option. Eastman may exercise the Option by giving Terra written notice at any time during the Option Term, and thereupon this Option Agreement shall become a valid and binding contract on the Parties to buy and sell the Assets on the terms described in the Asset Purchase Agreement, and the Asset Purchase Agreement shall be effective, and shall be valid and binding on the Parties for all purposes.

1.4 Option Purchase Price and Payment. Simultaneously with the execution of this Option Agreement, Eastman shall pay to Terra Four Million Nine Hundred Thousand Dollars ($4,900,000) (the “Option Purchase Price”) by wire transfer of immediately available same-day funds. If the Option is exercised and the Closing occurs, then the Option Purchase Price shall be applied to the payment of the Purchase Price. The Option Purchase Price shall be non-refundable except in the event that the Option is not exercised by Eastman as a result of a material breach by Terra of representations, warranties, covenants or agreements contained herein.
1.5 Specific Performance. Notwithstanding any other provision in this Option Agreement, Eastman shall have the right to compel specific performance of the Option and the conveyance of the Assets in accordance with the Option, and to seek injunctions to prevent breaches. The Parties further acknowledge that a failure to convey the Assets as provided herein would cause irreparable harm that could not be satisfied by the payment of money.
ARTICLE II
CLOSING
2.1 Closing of the Assets. The Closing of the purchase of the Assets by Eastman, and the closing conditions related thereto, shall be as set forth in the Asset Purchase Agreement.
2.2 Closing Conditions. The conditions to Closing are set forth in the Asset Purchase Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Terra hereby represents and warrants to Eastman as follows:
3.1 Asset Purchase Agreement Representations. Terra hereby makes on the date hereof all of the representations and warranties contained in the Asset Purchase Agreement.
3.2 Non-Contravention. The execution and delivery by Terra of this Option Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or result in a breach of any provision of Terra’s organizational and governing documents, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Terra is a party or by which Terra or any of the Assets may be bound, or (iii) violate any Law applicable to Terra, the Facility, the Assets or the Business.
3.3 Authority Relative to this Option Agreement. Terra has the corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Terra of this Option Agreement, and the consummation by it of any transactions contemplated hereby, have been duly authorized and no other corporate proceedings are necessary with respect thereto. This Option Agreement constitutes a valid and binding obligation of Terra, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws relating to creditors’ rights or creditors’ remedies generally; and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.4 Consents and Approvals. There is no requirement applicable to Terra to make any filing with, notification to, or to obtain any permit, authorization, consent, waiver or approval from, any third party (including any Governmental Authority) as a condition to the consummation of the transactions contemplated by this Option Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EASTMAN
Eastman hereby represents and warrants to Terra as follows:
4.1 Asset Purchase Agreement Representations. Eastman hereby makes on the date hereof all of the representations and warranties contained in the Asset Purchase Agreement.
4.2 Non-Contravention. The execution and delivery by Eastman of this Option Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or result in a breach of any provision of the Eastman’s organizational and governing documents, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Eastman is a party or by which Eastman may be bound, or (iii) violate any Law applicable to Eastman.
4.3 Authority Relative to this Option Agreement. Eastman has the corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Eastman of this Option Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by Eastman and no other corporate proceedings of Eastman are necessary with respect thereto. This Agreement constitutes a valid and binding obligation of Eastman, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws relating to creditors’ rights or creditors’ remedies generally; and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.4 Consents and Approvals. There is no requirement applicable to Eastman to make any filing with, notification to, or to obtain any permit, authorization, consent, waiver or approval from, any third party (including any Governmental Authority) as a condition to the lawful consummation of the transactions contemplated by this Option Agreement.
ARTICLE V
ACCESS TO INFORMATION
5.1 Access; Rights During Option Period.
(a) From the date hereof until the expiration or termination of the Option, Eastman, its Affiliates and their respective agents, servants, employees and contractors shall have the right to conduct due diligence and investigation of the Business, the Facility and the

Assets and access to all information relating thereto and the consummation of the transactions, including, without limitation, having reasonable access during normal business hours to the Assets, the Facility and the Books and Records relating thereto, and all agreements relating thereto; provided, that no such access shall unreasonably interfere with the operation of the Business. For the avoidance of doubt, Eastman shall not be provided with access to the Methanex agreements without the express approval of Methanex Methanol Company (which Terra shall use reasonable efforts to obtain) pursuant to terms and conditions of the Asset Purchase and Methanol Exclusivity Agreement among Terra, BMC Holdings Inc. and Methanex Methanol Company. Terra shall enter into negotiations with Methanex with respect to extending the Services Agreement with Methanex dated December 15, 2003, but in no event shall such agreement be (i) amended without Eastman’s prior approval, not to be unreasonably withheld, or (ii) extended beyond the year 2011.
(b) From the date hereof until the expiration or termination of the Option, Terra shall conduct, operate and use the Assets only in the usual, regular and ordinary manner consistent with past practice.
ARTICLE VI
GENERAL PROVISIONS
6.1 Binding Effect. This Option Agreement shall be binding upon each Party, and its respective successors and assigns.
6.2 Brokers. Neither Party has employed any financial advisor, broker, or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the Business, the Facility, the Assets or the transactions contemplated by this Option Agreement.
6.3 Notice. Any notice, demand, request, payment, statement or correspondence provided for in this Option Agreement, or any notice which a Party may desire to give the other, shall be in writing (unless otherwise expressly provided in this Option Agreement) and shall be considered duly delivered when received by hand delivery, first-class mail, facsimile with confirmed receipt, or by overnight delivery, at the addresses listed below:
To Terra:
Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Attention: John W. Huey
Facsimile: (712) 233-5586

With a copy to:
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606-4637
Attention: Richard W. Shepro
Facsimile: (312) 706-8203
To Eastman:
Eastman Chemical Company
100 N. Eastman Road
Kingsport, TN 37660
Attention: Christopher L. Keefer
Facsimile: (423) 229-4137
Each Party shall provide the other Party with all names, addresses, telephone and facsimile numbers necessary for its performance under this Option Agreement; and either Party may change the information set forth in this Section 6.3 by giving written notice to the other Party in the manner prescribed by this Section.
6.4 No Third Party Beneficiaries. This Option Agreement is for the sole benefit of Terra and Eastman and shall not be deemed to stipulate any benefit or create a cause of action for third parties.
6.5 Public Announcements. The Parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to the Option, the Asset Purchase Agreement and the transactions contemplated hereby and thereby, and subject to any disclosure requirements under any applicable Law shall not issue any such press release or make any such public statement without providing reasonable notice to and approved by the other Party.
6.6 No Waiver. No action or failure to act by any Party shall constitute a waiver of any right or duty afforded any such Party under this Option Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder, except as may be specifically agreed in writing.
6.7 Severability. If any of the provisions, or portions or applications thereof, of this Option Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions, or applications thereof, shall not be affected thereby.
6.8 Construction. The language used in this Option Agreement is the product of both Parties’ efforts. Accordingly, each Party irrevocably waives the benefit of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific language in a contract.
6.9 Counterparts. This Option Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

6.10 Enforcement. This Option Agreement and all documents and instruments executed in connection herewith shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. This Option Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.
6.11 Entire Agreement. This Option Agreement and all documents and instruments executed in connection herewith and therewith constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof, and supersede all prior or other contemporaneous agreements and understandings of the Parties in connection with such subject matter. No covenant or condition not expressed in this Option Agreement or any document or instrument executed in connection herewith shall affect or be effective to interpret, change or restrict this Option Agreement or any such documents or instruments. No amendment, modification, waiver, termination, rescission, discharge or cancellation of this Option Agreement or any document or instrument executed in connection herewith and no waiver of any provision thereof or default thereunder shall be binding on any party unless in writing and duly executed by the Parties hereto.
6.12 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses in connection with this Option Agreement and the transactions hereby contemplated.
6.13 Assignment. This Agreement and the rights, interests or obligations hereunder may not be assigned by Eastman or Terra, by operation of law or otherwise, without the prior written consent of the other Party, not to be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon Eastman, Terra and their respective permitted successors and assigns.
6.14 Effectiveness of Agreement. This Option Agreement shall be effective as of the date written above.
[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed in its behalf by its duly authorized representative, all as of the day and year first above written.

TERRA INDUSTRIES INC.

By:	/s/ Douglas M. Stone

Name:	Douglas M. Stone
Title:	Vice President, Corporate Development and Strategic Planning

EASTMAN CHEMICAL COMPANY

By:	/s/ Richard A. Lorraine

Name:	Richard A. Lorraine
Title:	Senior Vice President and Chief Financial Officer

Exhibit A
Asset Purchase Agreement